**** CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

                                                                    EXHIBIT 10.3

                          Netscape Agreement #005440
                          --------------------------

                  BUNDLING AND DISTRIBUTION SERVICES AGREEMENT

     This Bundling and Distribution Services Agreement, including the exhibits and attachments hereto (the "Agreement"), is effective as of the date of the last signature as indicated in the signature block below (the "Effective Date"), between Net2Phone, Inc., a New Jersey corporation located at 171 Main Street, Hackensack, NJ 07601 ("Participant"), and Netscape Communications Corporation, a Delaware corporation located at 501 East Middlefield Road, Mountain View, CA 94043 and its wholly-owned subsidiaries (collectively "Netscape").

                                    RECITALS

        A. Netscape markets and distributes computer software to link people and information over enterprise networks and the Internet.

        B. Participant markets and distributes computer software that provides for the connection and transmission of telecommunications from personal computers to standard telephone media over enterprise networks and/or the Internet.

        C. Netscape and Participant believe that it would be useful to end users of Netscape products for such end users to have access to certain of Participant's software.

     NOW, THEREFORE, the parties agree as follows:

                                   AGREEMENT

1.  DEFINITIONS

     "Bundling Candidate" means a version of the Co-branded Net2Phone Product that Participant reasonably believes, after having conducted the tests required under Exhibit A of this Agreement, meets the requirements contained in this Agreement for acceptance by Netscape.

     "Co-brand or Co-branded" means such joint branding, marking and promotion of products, services and materials, and other related joint marketing efforts as the parties shall mutually agree, taking into account Netscape's trademark guidelines and affording Participant with sufficient prominence, in terms of size, placement, appearance and the like, for Participant's name, logo, trademarks, and other similar brand features, which in any event shall be no less favorable than what is afforded to other similarly situated partners of Netscape.

     "Co-branded Net2Phone Product" means the Co-branded version of the Net2Phone Product together with any other changes to the Net2Phone Product required to make such co-branded version under this Agreement or as otherwise mutually agreed.

     "Co-branded Service" means the Participant Service to be provided by Participant for inclusion in the specified communications oriented areas of Netcenter, any Co-branded pages

                                 CONFIDENTIAL

accessible from or related to the Co-branded Net2Phone Product, and as the parties otherwise mutually agree.

     "Distribution" means, collectively, Electronic Distribution and Non-Electronic Distribution.

     "Electronic Distribution" means placing information and/or products in files on servers which permit downloading of such information and/or products.

     "Initial Bundling Period" means the period from the Effective Date until the date two (2) years after the later of (i) the date that the Beta 2 release of the Netscape Communicator 5.0 (the "Beta 2 Release") that contains the Co-branded Net2Phone Product is first posted to the Netscape U.S. Website for download by the general public, or (ii) if the Beta 2 Release does not contain the Co-branded Net2Phone Product, the date that the next succeeding release after the Beta 2 Release containing the Co-branded Net2Phone Product is posted to the Netscape U.S. Website for download by the general public, or, (iii) if the Beta 2 Release containing the Co-branded Net2Phone Product is released in less than 14 days after the Beta 1 Release, the date that the next succeeding release after the Beta 2 Release is first posted to the Netscape U.S. Website for download by the general public , provided that in any event the Initial Bundling Period shall start no later than the First Commercial Ship date of the Netscape Communicator 5.0(such date in (i), (ii) or (iii) being the "Release Date"). The Initial Bundling Period will end on the earlier to occur of (i) the end of the 2 year period after the Release Date or (ii) the termination of this Agreement, whichever comes first. Netscape shall provide Participant with written notice of the Release Date within thirty (30) days of when such date is fixed and determinable.

     "Inline Plug-in Pages" means that area of Netscape's US Web Site marketed as the Inline Plug-in Pages.

     "Integrated Offering" means a product, inclusive of any beta releases of the product, produced or offered by Netscape, which combines the Co-branded Net2Phone Product and/or third party product(s) with Netscape product(s), to produce a single offering for users of enterprise networks and/or the Internet; provided that the Integrated Offering must contain significant functionality in addition to that provided by the Co-branded Net2Phone Product alone. Without limiting the foregoing, an Integrated Offering includes a Netscape Software Bundle product that is downloadable from a Netscape web site and that provides as part of its default installation procedures for the Co-branded Net2Phone Product to be included in the download and installation.

     "Localized Versions" means those international versions of the Co-branded Net2Phone Product specifically listed in Section 3.1 (b) and other international versions of the Co-branded Net2Phone Product that are included pursuant to
Section 3.1(b), all of which will meet all the specific requirements of Section
3.1 (b), Exhibit A and Attachment A-1 to Exhibit A.
         ---------                       ---------

     "Major Release" means a release of software for which there is a change to the right of the decimal point in the tenths, or a change to the left of the decimal point (e.g. 4.0 to 4.1 or 4.0 to 5.0).

                                 CONFIDENTIAL

     "Minor Release" means a release of software for which there is a change to the right of the decimal point in the hundredths (e.g. 4.01 to 4.02).

     "Netcenter" means that area of Netscape's US Web Site that offers online services and shopping opportunities to end users.

     "Netscape Software Bundle" means the Co-branded Net2Phone Product bundled with and part of the default installation of every release of the object code form of the Netscape product offerings identified in Exhibit D as "Products
                                                     ---------
Covered Under Section 3.1(a)" after the Effective Date which operate on the platforms and in the languages listed in Exhibit D attached hereto (excluding
                                         ---------
specific, custom software projects developed in accordance with customer requirements that necessitate an exclusion of such Co-branded Net2Phone Product, provided that Netscape has not encouragedsuch exclusion).

     "Netscape's US Web Site" means the collection of U.S. English language HTML documents targeted at end users in the United States and currently accessible by the public via the Internet at the URL http://home.netscape.com and/or at such other URL or locations as Netscape may designate. For purposes of this Agreement, Netscape's US Web Site does not include any future technologies or future uses of existing technologies which might embody a collection of documents (other than HTML documents) on the Internet.

     "Net2Phone Product" means the object code form of the product described under the "Description" section of Attachment A-1 of Exhibit A and Attachment A-
                                                     --------------------------
2 of Exhibit A, related documentation, and any Upgrades (as defined below)
--------------
provided to Netscape during the term of this Agreement.

     "Non-Electronic Distribution" means distribution by any means other than Electronic Distribution, including any method of distribution now available or hereafter developed.

     "Participant Collateral Materials" means all materials, information and other content (including without limitation product descriptions and logos, FAQs and product demos) supplied by, managed by or under the control of Participant, relating to promotion and distribution of the Co-branded Net2Phone Product hereunder or to promotion of any other products or services of Participant that are a subject of this Agreement.

     "Participant Service" means any Net2Phone related services and any associated Participant web pages accessible through the Net2Phone Product.

     "Products" means products produced or offered by Netscape for use with enterprise networks and the Internet, including without limitation Netscape Navigator and Netscape Communicator client software.

     "SmartUpdate Program" means that portion of Netcenter known as SmartUpdate, which area provides end users with access to an Internet service that makes available, free of charge, certain client software products, as further described in Exhibit E.
             ---------

     "Upgrades" means any updates, upgrades or enhancements of the Co-branded Net2Phone Product, including without limitation any releases of the Co-branded Net2Phone

                                 CONFIDENTIAL

Product that include bug fixes, as well as the Localized Versions provided hereunder and versions provided for those platforms in Exhibit D.
                                                                ---------

2.  GRANT OF RIGHTS

    2.1 License. Participant hereby grants Netscape a non-exclusive, world-wide, royalty-free license to:

    (a) distribute Co-branded Net2Phone Product through Netscape's channels of distribution by including Co-branded Net2Phone Product in one or more Integrated Offerings which Netscape distributes via any form of Distribution;

    (b) distribute Co-branded Net2Phone Product in standalone form through Electronic Distribution from any Netscape branded web site in the world (including Netscape branded web sites that may be operated by Affiliates (as defined below));

    (c) use, reproduce, translate, market, create derivative works and subsets of and distribute via any form of Distribution the user documentation for the Co-branded Net2Phone Product provided by Participant and any derivative works or subsets thereof prepared by or for Netscape, for use with Co-branded Net2Phone Product, provided Netscape meets the provisions defined in Section 7.6 of this Agreement; and

    (d) use, reproduce, translate, market, create derivative works and subsets of and distribute via any form of Distribution the Participant Collateral Materials and any derivative works or subsets thereof prepared by or for Netscape provided Netscape meets the provisions defined in Section 7.6 of this Agreement.

     Netscape agrees that it shall not reverse engineer, reverse assemble, decompile, disassemble or otherwise attempt to derive the source code from the Co-branded Net2Phone Product. Netscape agrees that, notwithstanding the licenses granted in subsection (c) and (d) above, Netscape shall not translate, modify or otherwise create derivative works of the user documentation or Participant Collateral Materials (and any derivative works or subsets thereof) referred to in such subsections (c) and (d) above (excluding minor formatting or stylistic modifications and minor grammatical corrections) without Participant's consent, which consent shall not to be unreasonably withheld.

     With respect to the Co-branded Net2Phone Product, Participant shall grant the same rights to Netscape as those set forth above for all platforms and localized versions not already granted by the terms of this Agreement; however, such grant shall in no way impose any additional obligations under this Agreement upon Netscape to bundle or distribute such products.

    2.2 Discretion. Except as specifically provided for in Section 3 of this Agreement, Netscape may, in its discretion, determine which of the above forms of Distribution is appropriate for Co-branded Net2Phone Product. The broad grant of distribution rights in Section 2.1 to Netscape for the Co-branded Net2Phone Product, shall not obligate or be construed to obligate Netscape to bundle or distribute the Co-branded Net2Phone Product beyond the obligations of this Agreement.

                                 CONFIDENTIAL

    2.3 Reproduction. Netscape and its channels of distribution may reproduce or have reproduced Co-branded Net2Phone Product as necessary for Distribution authorized under Section 2.1.

    2.4 Trademark and Logo License. Netscape and its channels of distribution may use Participant's trademarks and logos applicable to Co-branded Net2Phone Product in connection with Distribution and related marketing and promotion, subject to Participant's approval which shall not be unreasonably withheld. Netscape will use Participant's trademarks and logos as part of the promotional programs set forth in Exhibit E. On Participant's request, Netscape will furnish
                      ---------
Participant with a sample of such trademark usage. Netscape agrees not to remove any of Participant' s trademarks or logos from the Co-branded Net2Phone Product without Participant's prior approval.

    2.4.1 Netscape grants Participant a non-exclusive, nontransferable, license to use the Netscape N and Design Horizon Logo ("the Logo") solely in connection with the Cobranded Service and Cobranded Net2Phone Product to promote, market, sell and deliver such Co-branded Service and Co-branded Net2Phone Product in accordance with the terms of this Agreement. No right is granted to sublicense, transfer, or assign any rights to use the Logo. Participant may only use the Logo as a collective whole and shall not separately use any element or elements of the Logo or modify the Logo in any manner.

    2.4.2 Netscape hereby reserves any and all rights not expressly and explicitly granted in this Agreement, including Netscape's right to authorize or license use of the Logo to any third party for use in connection with any goods and services. Without limiting the rights reserved in the first sentence, Netscape hereby reserves any and all rights to use, authorize use or license use of the Logo in any geographic territory and in any language. Participant shall have no obligation to use the Logo as contemplated under this Agreement.

    2.4.3 Participant hereby acknowledges that Netscape is the owner of the Logo, and any applications and/or registrations thereto, agrees that it will not do anything inconsistent with Netscape's intellectual property rights in the Logo. Participant agrees that nothing in this Agreement shall give Participant any right, title or interest in the Logo other than the right to use the Logo in accordance with this Agreement. Participant agrees not to register or attempt to register the Logo with any domestic or foreign governmental or quasi-governmental authority. Participant may not register the Logo. The provisions of this paragraph shall survive the expiration or termination of this Agreement.

    2.4.4 Participant agrees that all use of the Logo shall only occur in connection with the Co-branded Service and Co-branded Net2Phone Product, and that such use shall conform with Netscape's trademark guidelines set forth at hft://home.netscape.com/misc/tradeLogos.html#tradeLogos which may be reasonably
-------------------------------------------------------
updated from time to time by Netscape. Participant may not use the Logo in connection with, or for the benefit of, any third party's products or services. Participant further agrees not to use the Logo on or in connection with any products or services that are or could reasonably be deemed to be obscene, pornographic, or disparaging of Netscape or its products or services, or otherwise in poor taste, or that are themselves unlawful or whose purpose is to encourage unlawful activities by others (provided, however, that this clause shall not be applicable to the content of any

                                 CONFIDENTIAL

communications sent through the use of the Cobranded Service or Co-branded Net2Phone Product that is not created by Participant). ).

    2.4.5 Participant agrees it shall only use the Logo on the Co-branded Service and Co-branded Net2Phone Product that comply with the Quality Assurance provisions of Section 4.6 and in accordance with this Agreement. Participant further agrees to use commercially reasonable efforts to maintain a level of quality of the Cobranded Service and Co-branded Net2Phone Product in connection with its use of the Logo that is consistent with general industry standards. Failure to comply with this Section may be a basis for suspension of the use of the Logo, the bundling services and promotional services obligations under
Section 3.5.

    2.4.6 Upon reasonable request by Netscape, no more often than quarterly Participant shall provide Netscape with representative samples of each such use prior to the time the Logo is used on the Cobranded Service and Co-branded Net2Phone Product. If Netscape determines in good faith that Participant's use does not comply with this Agreement, Netscape shall notify Participant, and Participant shall use reasonable efforts to remedy the improper use within ten
(10) business days following receipt of such notice from Netscape.

    2.4.7 Participant shall include with any online publication or publication in print of the Logo a legend indicating that the Logo is that of Netscape, used under license, and a disclaimer that Participant and not Netscape has produced Participant's Cobranded Services and Co-branded Net2Phone Product and the Licensee Cobranded Product.

    2.4.8 If the Cobranded Service or the Cobranded Net2Phone Product contains or presents any material that constitutes an infringement of the Logo or Netscape's trademarks, patents, copyrights or trade secrets (except with respect to any such material provided or included by Netscape or at the request of Netscape), Participant's right to use the Logo shall be subject to suspension under Section 3.5. Failure to correct such defects may constitute material breach which shall be treated in accordance with Section 11.

    2.5 Affiliate Sublicenses. Netscape may grant, and will use reasonable efforts, as appropriate to grant, its Affiliates (as defined herein) a sublicense to the Co-branded Net2Phone Product equal in scope to, and subject to the same limitations as, the license granted hereunder by Participant to Netscape pursuant to this Section 2 only with respect to Netscape branded Integrated Offerings and standalone Electronic Distribution (only SmartUpdate and future similar Netscape updating program(s) that check the installed product) from Netscape branded Netscape web sites or as Participant otherwise approves in writing. "Affiliates" means any corporation, partnership, joint venture or other entity or person controlled, controlling or under common control with Netscape. For purposes of this definition, the term "control" shall mean the direct or indirect beneficial ownership of fifty percent (50%) or more of the voting interests (representing the right to vote for the election of directors or other managing authority) in an entity as of the date Netscape grants such entity a sublicense to the Co-branded Net2Phone Product.

                                 CONFIDENTIAL

3.  MISCELLANEOUS OBLIGATIONS

    3.1 Bundling Requirements. During the Initial Bundling Period, subject to the terms and conditions herein, Netscape agrees to the following:

        (a) Netscape shall bundle the Co-branded Net2Phone Product with, and make such Co-branded Net2Phone Product a part of the default installation of, the Netscape Software Bundle, regardless of the means or agent of Distribution, starting with inclusion in the beta versions of the Netscape 5.0 Communicator Complete and Netscape 5.0 Client Customization Kit ("CCK") default installs. Except as provided below, the Co-branded Net2Phone Product shall be installed without user intervention upon the installation of the Netscape Software Bundle. Participant acknowledges that the person(s) installing Netscape Software Bundle may perform a custom installation of the Netscape Software Bundle or may de-select installation of the Co-branded Net2Phone Product which may result in Co-branded Net2Phone Product not being installed with the Netscape Software Bundle. Participant further acknowledges that certain Netscape Software Bundle products allow third parties to customize the installation and operation of other Netscape Software Bundle products and that such capability may result in the distribution, by such third parties to end users, of Netscape Software Bundle products that do not include the Co-branded Net2Phone Product or do not include it as a component that is installed by default. Netscape will make good faith efforts to work with Participant to develop ways to encourage distributors of CCK versions not to remove the Co-branded Net2Phone Product from the Netscape Software Bundle. In order to assist Netscape in any such efforts, Participant acknowledges that it may be necessary for Participant to provide appropriate incentives for such CCK distributors.

        (b) Netscape will bundle the localized versions of the Co-branded Net2Phone Product specified below and will use commercially reasonable efforts to bundle other localized versions of the Co-branded Net2Phone Product in the corresponding localized versions of the Netscape Communicator Complete installs defined above (i) to the extent that Netscape releases a specific localized product for such territories and (ii) provided the gold master of the localized versions and localized Co-branded Service pages meet Netscape's localized universal registration and branding requirements, and (iii) provided such localized version and Co-branded Service pages are made available at least eight
(8) weeks prior to the initial Beta Release (or if such release does not have a beta release, eight (8) weeks prior to Release To Manufacturer ("RTM")) of any such Localized Version(s) and (iv) provided passage of Netscape's acceptance test as defined in Exhibit A. Bundling of Localized Versions will commence upon
                   ---------
the first release of localized versions of Netscape 5.0 Communicator Complete and Netscape 5.0 CCK default installs. Netscape will provide Participant with reasonable notice of release schedules so as to facilitate Participant's ability to meet the deadlines set forth above. As soon as practicable following the Effective Date of this Agreement, Participant agrees to provide Netscape with the following localized binaries: French, German, Spanish, Dutch, Portuguese, Chinese, Japanese, Korean, Canadian, Great Britain, Australian and Italian


        (c) Netscape agrees to include a preloaded button in the U.S. English versions of the Netscape Navigator (excluding specific, custom software projects developed in accordance with customer requirements that necessitate an exclusion of such Co-branded Net2Phone Product, provided that Netscape has not encouraged such exclusion) personal toolbar from

                                 CONFIDENTIAL

Netscape, or an equivalent position to that of the personal toolbar in the Communicator 4.5 release (and in equivalent positions of subsequent releases), for the Co-branded Net2Phone Product ("Button"). Inclusion of the Button in the personal toolbar will commence when Netscape releases the initial Netscape Software Bundle subject to the golden master of the Co-branded Net2Phone Product for the respective platform. Netscape also agrees to include a button in the versions of the localized language Netscape Navigator (excluding specific, custom software projects developed in accordance with customer requirements that necessitate an exclusion of such Co-branded Net2Phone Product, provided that Netscape has not encouraged such exclusion).personal toolbar from Netscape, or an equivalent position to that of the personal toolbar in the Communicator 4.5 release (and in equivalent positions of subsequent releases) to the extent that a Localized Version of the Co-branded Net2Phone Product has been delivered to Netscape. Inclusion of such button in the personal toolbar will commence when Netscape releases the Netscape Software Bundle that corresponds with the delivered Localized Version. The position of the Button is to be such that it is the second button from the left-most button on the personal toolbar and visible on a 640x480 pixel screen size. Netscape cannot guarantee that the Button will remain part of the personal toolbar for CCK releases based on the customizable nature of the CCK products. The name, design, look and feel of the Button shall be determined in Netscape's reasonable discretion, subject to Participant's approval, not to be unreasonably withheld but in any event will properly convey the functionality of the Co-branded Net2Phone Product. In addition, and provided that personal toolbar icons are supported for the corresponding version of the Netscape Navigator Product, Netscape will include an icon that conveys the functionality of the Co-branded Net2Phone Product on the Button with the text described in the succeeding sentence. The text on the Button will say "Net2Phone," unless otherwise mutually agreed upon by the parties. The Button will either (i) launch the Co-branded Net2Phone Product, if installed, or (ii) otherwise link to a Co-branded Net2Phone Product sell page.

        (d) Subject to Netscape's obligations under Section 3.3, for each Netscape Software Bundle and each Netscape Navigator release which includes the Button, Participant will provide the Co-branded Net2Phone Product for all Primary Platforms described in Exhibit D in accordance with the applicable
                               ---------
specifications and test procedures expressly provided for under this
Agreement, including those set forth in Exhibits A and G. Without limiting
                                        ----------------
Participant's obligations pursuant to Exhibits A and G, in the event that a
                                      ----------------
given Netscape Software Bundle release can reasonably incorporate a previously accepted Co-branded Net2Phone Product without requiring any changes, Netscape shall include such existing Co-branded Net2Phone Product in the Netscape Software Bundle release in accordance with Sections 3.1(a) and (b).


        (e) If Netscape provides a localized version of SmartUpdate for an international version of Netscape's US Web Site, Netscape will include the Co-branded Net2Phone Product pursuant to the SmartUpdate program terms and will use commercially reasonable efforts to promote Participant in ways similar to those set forth in Section 3.2, if applicable to the particular international website. Netscape agrees to use commercially reasonable efforts to include the Co-branded Net2Phone Product and Co-branded Service in international versions of Netscape's US Web Site and, if so included, Netscape will use commercially reasonable efforts to promote Participant in ways similar to those set forth in Section 3.2, if applicable to the particular international website.

                                 CONFIDENTIAL

     Notwithstanding anything contained herein to the contrary, Netscape shall have no obligation to bundle the Co-branded Net2Phone Product with any version of the Netscape Software Bundle to the extent that:

        (i) Participant has not delivered the applicable Co-branded Net2Phone Product for each of the primary platforms described in Exhibit D for the
                                                            ---------
     applicable Netscape Software Bundle release;

        (ii) Co-branded Net2Phone Product does not meet any of the material requirements set forth above and in Exhibit G; or
                                         ---------
        (iii) Co-branded Net2Phone Product does not pass Netscape's acceptance test as described in Exhibit A.
                          ---------

     Furthermore, notwithstanding anything contained herein to the contrary, Netscape shall have no obligation to bundle the Co-branded Net2Phone Product with any version of the Netscape Software Bundle to the extent that Netscape discontinues general commercial distribution of such version of Netscape Software Bundle, for any reason, provided that Netscape does not discontinue distribution for the purpose of avoiding its obligations hereunder by promoting an alternative Product that does not meet the definition of Netscape Software Bundle or otherwise. In the event Netscape discontinues general commercial distribution of all versions of the Netscape Software Bundle, but distributes a Product similar to, but not meeting the definition of, the Netscape Software Bundle, Netscape shall use its best efforts to bundle the Co-branded Net2Phone Product in such alternative Product in accordance with this Agreement. In addition, if Netscape alone, or in conjunction with an Affiliate, distributes or makes generally available a Product similar to, but not meeting the definition of, a Netscape Software Bundle with the goal or effect of replacing or phasing out over time the Netscape Software Bundle, Netscape shall use its best efforts to bundle the Co-branded Net2Phone Product in such alternative Products in accordance with this Agreement.

    3.2 Netscape's Promotional Programs. During the Initial Bundling Period and in accordance with the commencement dates set forth in Exhibit E, or as
                                                       ---------
otherwise mutually agreed by the parties, Netscape shall provide the services set forth in Exhibit E to promote the Co-branded Net2Phone Product, with such
             ---------
changes to the manner of promotion as may be reasonably necessary given changes that may occur in the various promotional programs over time; provided that the level of promotion of the Co-branded Net2Phone Product (including the manner in which an end user is encouraged to download Co-branded Net2Phone Product) will remain substantially the same as is described in Exhibit E. Netscape shall use
                                                 ---------
good faith efforts not to alter or replace Netcenter, Netscape's US Web Site or the portions or areas thereof which are a subject of this Agreement (the "Netscape Sites") with the purpose or effect of significantly avoiding its obligations under this Section 3.2. In the event Netscape, alters, replaces, discontinues or otherwise phases out the operation of the Netscape Sites in a manner that significantly avoids its obligations under this Section 3.2, but operates an alternative site(s) similar to the Netscape Sites alone or in conjunction with an Affiliate, Netscape shall comply with its obligations to provide services in accordance with this Section 3.2 on such alternative site(s).

                                 CONFIDENTIAL

     Notwithstanding anything contained in this Section 3.2, Netscape shall have no obligation to provide such services with respect to Co-branded Net2Phone Product until thirty (30) days following Netscape's (i) acceptance of the applicable Co-branded Net2Phone Product in JAR format in accordance with Exhibits A and E and (ii) receipt of mutually acceptable Participant Collateral
----------------
Materials. However, within thirty (30) days following receipt of the above, Netscape shall provide the above services with respect to the Co-branded Net2Phone Product.

    3.3 Technical Communication. During the Initial Bundling Period, the parties will designate certain internal technical contacts for each other as set forth in Exhibit F and will conduct certain technical communication activities as
   ---------
described in Exhibit F. Netscape will use commercially reasonable efforts to
             ---------
provide technical and marketing assistance, including sufficient availability of applicable contacts and maintenance of regular communication channels between relevant personnel, for the purpose of assisting both parties to abide by their obligations under this Agreement.

    3.4 General Conditions to Netscape Bundling and Promotional Obligations. Notwithstanding anything contained in this Section 3, Netscape shall have no obligation under this Section 3 with respect to a particular version of Co-branded Net2Phone Product or the Button to the extent that:

        (i) Netscape has received notice (written or verbal) of, and reasonably believes, that the reproduction, use or distribution of any version of the Co-branded Net2Phone Product in accordance with this Agreement infringes or misappropriates the intellectual property rights of any third party; or

        (ii) this Agreement is terminated by Participant or Netscape as set forth in this Agreement; or

        (iii) an aspect of such Co-branded Net2Phone Product exists, other than an acknowledged security risk that a corporation/ user accepts by opening up holes in its firewall to enable use of the Co-branded Net2Phone Product, that could be exploited in a manner that Netscape reasonably believes (a) would expose Netscape's users to potential efforts to invade their privacy or damage or modify data, software or hardware in an unauthorized manner or (b) would otherwise result in meaningful and serious claims that the Co-branded Net2Phone Product presents a security risk to its users; or

        (iv) in the case of a previously accepted Co-branded Net2Phone Product, the Co-branded Net2Phone Product contains a Priority level 1 or 2 Error, as defined in Exhibit C.
                          ---------

    3.5 Procedures Related to Suspension of Bundling or Promotional Services. Prior to suspending any bundling or promotional services obligations provided for in Sections 3.1 or 3.2 or suspending use of the Logo as provided for in
Section 2.4(other than in conjunction with termination of this Agreement which shall be treated in accordance with Section 11) in accordance with the above occurring events or the events described in Section 2.4 or in accordance with any other provision of this Agreement (other than termination of this Agreement), Netscape will give Participant notice and an opportunity to cure, as provided below,

                                 CONFIDENTIAL

unless, in its reasonable discretion, Netscape will be materially and adversely affected in a substantial manner by failing to act immediately or at some subsequent time prior to the completion of the notice and cure period. The notice will be in writing and contain a reasonably detailed explanation for Netscape's intention to suspend a given bundling or promotional activity or use of the Logo. Upon receipt of such notice, Participant will have at least seven
(7) business days to cure the applicable error or deficiency to Netscape's reasonable satisfaction and, if cured, Netscape shall not suspend the given bundling or promotional services or Logo usage. Netscape will make good faith efforts to facilitate Participant's cure efforts and to extend the cure period as appropriate, so long as Netscape, in its reasonable discretion, is not materially prejudiced thereby. In the event Netscape suspends any bundling or promotional services obligations provided for in Sections 3.1 or 3.2 or use of the Logo provided for in Section 2.4 (other than for termination of this Agreement) in accordance with this Agreement, including the provisions above, Netscape will notify Participant in writing within twenty-four hours of this decision setting forth in reasonable detail the explanation for such decision.

     Participant will then have the opportunity to cure the applicable error or deficiency. When such cure is demonstrated to Netscape's reasonable satisfaction, which satisfaction shall not be unreasonably withheld, Netscape shall resume the applicable bundling or promotional services or Logo usage as soon as commercially practical, which may be in the next release of the Netscape Software Bundle. If, in Participant's reasonable and good faith opinion, Netscape has improperly suspended any bundling or promotional services obligations provided for in Sections 3.1 or 3.2 or Logo usage as provided for in
Section 2.4 in a manner that was not in accordance with this Agreement, Participant shall provide Netscape with written notice of this contention. The parties will then attempt to determine in good faith whether or not such contention is true. If the parties both determine that Netscape improperly suspended any bundling or promotional services or Logo usage in a manner that was not in accordance with this Agreement, the InitialBundling Period will be extended by the length of time of such suspension. If the parties cannot reach agreement on Participant's contention within thirty (30) days of the notice, the Initial Bundling Period will be extended by a period of time equal to one-half the length of time of the suspension at issue; provided, however, that the total aggregate amount of time the Initial Bundling Period may be extended in this manner (i.e., where the parties cannot agree on the truth of the contention) cannot exceed sixty (60) days.

     Prior to suspending any bundling or promotional services obligations provided for in Sections 3.1 or 3.2 (other than in conjunction with termination of this Agreement which shall be treated in accordance with Section 11) in accordance with the above occurring events or in accordance with any other provision of this Agreement (other than termination of this Agreement), Netscape will give Participant notice and an opportunity to cure, as provided below, unless, in its reasonable discretion, Netscape will be materially and adversely affected in a substantial manner by failing to act immediately or at some subsequent time prior to the completion of the notice and cure period. The notice will be in writing and contain a reasonably detailed explanation for Netscape's intention to suspend a given bundling or promotional activity. Upon receipt of such notice, Participant will have at least seven (7) business days to cure the applicable error or deficiency to Netscape's reasonable satisfaction and, if cured, Netscape shall not suspend the given bundling or promotional services. Netscape will make good faith efforts to facilitate Participant's cure efforts and to extend the cure period as appropriate, so long as Netscape, in its reasonable discretion, is not materially prejudiced thereby.

                                 CONFIDENTIAL

     In the event Netscape suspends any bundling or promotional services obligations provided for in Sections 3.1 or 3.2 (other than for termination of this Agreement) in accordance with this Agreement, including the provisions above, Netscape will notify Participant in writing within twenty-four hours of this decision setting forth in reasonable detail the explanation for such decision. Participant will then have the opportunity to cure the applicable error or deficiency. When such cure is demonstrated to Netscape's reasonable satisfaction, which satisfaction shall not be unreasonably withheld, Netscape shall resume the applicable bundling or promotional services as soon as commercially practical, which may be in the next release of the Netscape Software Bundle.

     If, in Participant's reasonable and good faith opinion, Netscape has improperly suspended any bundling or promotional services obligations provided for in Sections 3.1 or 3.2 in a manner that was not in accordance with this Agreement, Participant shall provide Netscape with written notice of this contention. The parties will then attempt to determine in good faith whether or not such contention is true. If the parties both determine that Netscape improperly suspended any bundling or promotional services in a manner that was not in accordance with this Agreement, the Initial Bundling Period will be extended by the length of time of such suspension. If the parties cannot reach agreement on Participant's contention within thirty (30) days of the notice, the Initial Bundling Period will be extended by a period of time equal to one-half the length of time of the suspension at issue; provided, however, that the total aggregate amount of time the Initial Bundling Period may be extended in this manner (i.e., where the parties cannot agree on the truth of the contention) cannot exceed sixty (60) days.

    3.6 Provision of Unavailable Localized Versions. If Netscape desires a localized version of the Co-branded Net2Phone Product in addition to the Localized Versions, then Netscape shall notify Participant in writing within 5 months of the expected release date of the localized version. If Participant notifies Netscape that it has or will have the localized version available 8 weeks prior to the expected release date, then there shall be no fees owed to Participant and the localized version shall be provided to Netscape at least 8 weeks prior to the release date. Except with respect to Localized Versions, if Participant does not plan to develop or acquire the localized version as requested by Netscape prior to the 8 week deadline, then Netscape may elect to order such localized version from Participant for a fee equal to the Participant's reasonable costs of localization plus **** percent (to be quoted and agreed upon by Netscape in writing prior to the localization). Participant must respond within 10 working days after receiving Netscape's order for the localized version if Participant wishes to accept such order. If Participant accepts Netscape's order to develop the localized version, then both parties shall mutually agree upon a reasonable schedule for development of the localized version which must be completed at least 8 weeks prior to the expected release date such that Netscape has the ability to perform the agreed upon acceptance tests outlined in Exhibit A. Except as set forth specifically in this
                             ---------
Section 3.6 (i.e., Netscape orders and agrees to pay for a localized version to be developed at Netscape's request), there shall be no fees owed to Participant for Localized Versions.

    3.7 Competitive Products. For the term of this Agreement, Netscape agrees not to bundle a directly competitive product to the Net2Phone Product that provides for PC to telephone calls in the Netscape Products described in Exhibit
                                                                         -------
D.
-

[****] REPRESENTS MATERIAL, WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE COMMISSION, PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

                                 CONFIDENTIAL

    3.8 Reporting. Netscape agrees to make reasonable efforts to provide Participant with reporting information regarding aggregate numbers of downloads or other distributions of Netscape Communicator Complete and CCK, based on availability, from the Netscape download site and such other information as Participant shall reasonably request and that Netscape can reasonably provide.

4.  CO-BRANDED SERVICE OBLIGATIONS

    4.1 Co-branded Service Pages. The pages of the Co-branded Service will be produced, managed and hosted by Netscape or Participant as indicated in the site map attached hereto as Exhibit I or as otherwise mutually agreed from time to
                       ------------------------------------------------------
time. Any Co-branded Service pages hosted by Participant on Participant's
----
servers shall be designed by Netscape subject to Participant's approval which shall not be unreasonably withheld. With no less than 10 days prior written notice to Participant and except as limited by technical requirements, Netscape may produce, manage and host all such Co-branded Service pages. All Co-branded Service pages will have a "Netscape.com" domain name (or such other domain name as Netscape may determine) or as otherwise agreed between the parties. All access to the Co-branded Service shall be deemed to be via Netscape's Web Site, and therefore shall be Netscape traffic, provided, however, that all traffic from the Participant billing history, account summary, call details and substantially similar pages linked directly to the Co-branded Net2Phone Product, shall be deemed Participant traffic. Except as set forth in the previous sentence, Participant agrees that for the purpose of third party industry measurement metrics (such as Media Metrix and Relevant Knowledge), all traffic (by any industry unit of measurement) within such areas should be exclusively attributable to Netscape so long as such industry measurement metric companies do not attribute traffic to more than one entity. Participant shall contact such industry metrics companies and initiate this process, and Netscape and Participant will use commercially reasonable efforts and will sign appropriate documentation to obtain the consent of third party industry measurement firms to attribute traffic credit to both Participant and Netscape for such pages. The pages of the Co-branded Service designated for Co-branding shall be Co-branded by Netscape and Participant and such Co-branding shall appear above the fold. All use of Participant's name, logos, trademarks and service marks shall be subject to Participant's approval. Every Co-branded Service page within Netcenter shall include a header as specified at the following URL: http:/ / proto.mcom.com:888/nc20/html with User ID = **** and Password = **** or a replacement URL specified by Netscape from time to time. The overall look and feel of the header shall be determined by Netscape and be consistent with the look and feel of the other navigational elements within Netcenter. Netscape will be responsible for the design and look and feel of the Co-branded Service, subject to Participant's reasonable approval, not to be unreasonably withheld. Participant will be notified of any change to such design and look and feel and, subject to Participant's reasonable approval, given 30 days to implement such changes. All Co-branded Service pages will follow Netscape re-circulation, design and template specifications. The Co-branded Service pages may have mutually agreed upon links to the Participant Service or Participant's website, however, none of the Co-branded Service pages will link to a Netscape direct competitor.

    4.2 Production, Technology and Content Programming. Subject to Participant's approval, not to be unreasonably withheld, Netscape shall be responsible for creating the graphic user interface for the Co-branded Service with commercially reasonable assistance from

[****] REPRESENTS MATERIAL, WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE COMMISSION, PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

                                 CONFIDENTIAL

Participant, upon Netscape's request. The Co-branded Service shall use substantially the same technology and advantages as Participant uses in the Participant Service unless otherwise agreed to by the parties. The Co-branded Service shall not be disadvantaged or suffer from inferior production, programming or performance relative to the Participant Service, or any substantially similar service which Participant might make available to, or operate on behalf of, third parties. Participant shall consider, whenever reasonably possible, employing in the Co-branded Service and for Participant's enterprise, Netscape's technology, if available, provided that such use of Netscape's technology does not unduly burden the performance or production of the Co-branded Service.

    4.3 Sale of Advertising. The parties shall allocate the sale and resulting revenue from Co-branded pages of the Co-branded Service as follows:

        (a)  Netcenter Pages. As further described in Exhibit I, Netscape
                                                      ---------
shall be responsible for selling and serving advertising and any other promotions within the sell pages that are linked from the Netcenter "Contact" and "Voice Services" or equivalent nomenclature pages and Participant shall be responsible for selling and serving advertising and any other promotions within the download pages that are linked to the sell pages described above and any pages thereafter linked to Participant's download pages. Each party shall retain all advertising revenues realized from the sale of advertising pursuant to this
Section 4.3 (a).

        (b) Pages Accessed from the Co-branded Net2Phone Product. Participant shall be responsible for selling and serving advertising and any other promotions within the Co-branded pages linked directly and indirectly (except for those pages described in subsections (a) and (c) of this Section) to the Co-branded Net2Phone Product and will share revenues from such sales in accordance with Section 13.

        (c)  Netcenter Pages Accessed from Clicking on the Personal Tool Bar and the Contact Address Book. Netscape shall be responsible for selling and serving advertising and any other promotions within the pages accessed by clicking on the personal toolbar or clicking on the web-based address book accessible from Contact ("Contact Address Book") hosted by Netscape as indicated in Exhibit I. Participant shall be responsible for selling and serving
   ---------
advertising and any other promotions within the pages hosted by Participant as indicated in Exhibit I. Each party shall retain all advertising revenues
             ---------
realized from the sale of advertising pursuant to this Section 4.3 (c).

    4.4 Technical Support by Participant. During the Term, Participant shall provide technical support services for the Co-branded Service to Netscape on a timely basis, appoint a technical contact to whom Netscape may address all technical questions relating to the Co-branded Service, and use reasonable commercial efforts to promptly remedy any material malfunctioning of the Co-branded Service, except to the extent such support services or material malfunctioning is attributable to any Products or to hardware or software under Netscape's or the end user's responsibility or control (other than the Co-branded Net2Phone Product itself or related portions of the Co-branded Service). Except as provided at the end of the previous sentence, Participant shall be solely responsible for end user satisfaction with respect to the Co-branded Service and maintenance and support requirements in connection with the Co-branded Service. Except for those portions of the Co-branded Service for which Netscape is

                                 CONFIDENTIAL

responsible pursuant to the terms of this Agreement, Participant shall be solely responsible for the purchase, implementation, maintenance and support of all software and hardware required to maintain portions of the Co-branded Service for which Participant is responsible and fulfill its obligations under the Agreement. Technical support obligations for the Co-branded Net2Phone Product are outlined in Section 8.1.

    4.5 Netscape Technical Support. During the Term, Netscape shall provide technical support services to Participant for interaction between the Co-branded Service and other areas of Netcenter on a timely basis, appoint a technical contact to whom Participant may address all technical questions relating to the technical interface between such areas and use its commercially reasonable efforts to promptly remedy any material malfunctioning of areas of Netcenter that interact with the Co-branded Service. Netscape shall be solely responsible for end user satisfaction with respect to the Netcenter Service and maintenance and support requirements in connection with the Netcenter Service. Netscape shall be solely responsible for the purchase, implementation, maintenance and support of all software and hardware required to maintain the portions of the Co-branded Service for which Netscape is responsible and fulfill its obligations under the Agreement.

    4.6 Quality Assurance. All of Participant's service offerings within the Co-branded Service and Co-branded Net2Phone Product must be "Best of Breed", meaning competitive with comparable market leading products and services, excluding price, containing substantially all of the features and functionality of, and being of the same or superior quality to such other available comparable market leading products and services. In the event Netscape notifies Participant that any portion of the Co-branded Service does not meet Best of Breed criteria, Participant shall have 10 business days within which to submit a mutually agreed upon action plan to cure such quality issue.

5.  END USER REGISTRATION AND CUSTOMER SUPPORT

    5.1 User Registration. End users who wish to engage in any activities in the Co-branded Service including use of the Co-branded Net2Phone Product which requires User Registration will have to register with the Co-Branded Service in accordance with the terms described in Exhibit H, as such Exhibit may be revised
                                       ---------
by Netscape from time to time. Any and all information regarding end users that is obtained by Participant through, or in connection with, the Service will be subject to the terms and conditions of Exhibit H.
                                       ---------

    5.2 Netcenter Customer Support Programs. Participant shall provide the following customer support features in the Co-branded Service: (i) 72 hour response to customer inquiries; (ii) 24 hour notification of order confirmation and estimated delivery time; and (iii) a secure transaction environment (supporting at least SSL 3.0, or the then current industry standard). Netscape may develop additional Netcenter features and programs to help promote sales and customer loyalty, and Participant shall implement such services and features when they are developed, provided such implementation is reasonable and is standard for participants in Netcenter.

                                 CONFIDENTIAL

6.  PROPRIETARY RIGHTS.

     Participant shall have no ownership interest in any of Netscape's products, including the Products, nor in any of Netscape's trademarks, and Netscape and its licensors shall retain ownership in such products and trademarks. Participant and its suppliers shall retain ownership in, and Netscape shall have no ownership interest in, all copyrights, patents, trade secrets, trademarks and trade name rights and all other right, title and interest in and to the Participant Marks, the Net2Phone Products, Co-branded Net2Phone Products (except for any Netscape trademarks and/or trade names therein), the Participant Service, the Participant Collateral Materials, international versions of the foregoing, any enhancements and improvements thereto, and derivative works thereof, delivered by Participant hereunder, and all proprietary rights therein, including all packaging designs, logos, slogans, advertising materials, promotional materials, and all other materials delivered by Participant pursuant hereto, except for the limited license rights expressly granted to Netscape as set forth in this Agreement. Netscape will not delete or in any manner alter the copyright, trademark, and other proprietary rights notices appearing on the Co-branded Net2Phone Product, the Net2Phone Product or any of the items licensed to Netscape under Section 2, and will reproduce such notices on all copies it makes of such products or items.

7.  BUSINESS PRACTICES

    7.1 End User Fees. Participant acknowledges that Netscape may charge for the Products and/or Integrated Offerings, provided that Netscape will not charge a fee for a stand-alone version of the Co-branded Net2Phone Product.

    7.2 Identity as Separate Product. All Distributions will distinguish Co-branded Net2Phone Product as separate and distinct from the Products. The license grant to the end user for Co-branded Net2phone Product will be granted by Participant and not Netscape. Participant shall be responsible for all its obligations with respect to Co-branded Net2Phone Product pursuant to such license grant to end users. Netscape may utilize whatever reasonable method(s) Netscape deems appropriate to convey the separate nature of Participant Product to end users.

    7.3 End User License Agreement. Co-branded Net2Phone Product will be licensed under an end user license agreement between Participant and the end user which is built into the Co-branded Net2Phone Product and which is substantially similar to the form attached hereto as Exhibit B ("License Form").
                                                     ---------
Participant acknowledges that Netscape's installation procedure for the Integrated Offering may not provide a mechanism for the potential end user to review the end user license agreement prior to installation

    7.4 Integration. Netscape will, with consultation of Participant, determine installation requirements and other technical requirements applicable to inclusion of Co-branded Net2Phone Product in the Integrated Offering. At Netscape's request, Participant will promptly assist Netscape in making the integration of Co-branded Net2Phone Product into the Integrated Offering as seamless as reasonably possible.

    7.5 Unauthorized Distribution. Participant acknowledges that Electronic Distribution of the Co-branded Net2Phone Product may result in an increased number of persons obtaining

                                 CONFIDENTIAL

copies through improper channels (e.g., redistribution over the Internet, "mirror sites," unauthorized posting to newsgroups, etc.). Participant agrees that Netscape will not bear the risk of unauthorized distribution or redistribution by third parties, both during and after the term of this Agreement, and that Netscape shall have no liability to Participant or its suppliers for any such unauthorized distribution.

    7.6 User Documentation Changes. Netscape agrees that if it (a) makes any major modifications (for distribution) to the Co-branded Net2Phone Product user documentation and Participant Collateral Materials other than formatting and non-substantive style ("User Doc Modifications"), the Participant shall have the right to approve such User Doc Modifications as follows. Netscape shall provide any such User Doc Modifications to Participant for review and approval, and Participant shall not unreasonably withhold or delay any such approval. If Participant does not respond to Netscape with approval or specified reasons for rejection of User Doc Modifications within five (5) business days after submission by Netscape, then such User Doc Modifications shall be deemed approved by Participant. At the time of entering into this Agreement, Netscape does not anticipate making any User Doc Modifications. Participant shall own such User Doc Modifications (except for any Netscape trademarks/logos contained therein), and Netscape hereby transfers and assigns all of its rights therein to Participant, subject to the following: (1) all User Doc Modifications are provided to Participant "AS IS"; and (2) except for any Participant trademarks/logos contained therein, Netscape shall retain a nonexclusive, perpetual, irrevocable, worldwide license to use, distribute, reproduce, publish and modify the User Doc Modifications (not the Co-branded Net2Phone Product user documentation, only the changes thereto), with rights to sublicense such rights.

8.  PARTICIPANT OBLIGATIONS

    8.1 Support. Netscape will not provide any support for Co-branded Net2Phone Product. Netscape may notify end users that it does not provide any such support and that end users must contact Participant directly for support options. Participant will take reasonable commercial steps to make end users aware that all support requests for Co-branded Net2Phone Product should be directed to Participant. Participant will make available to end users of the Co-branded Net2Phone Product support that, at a minimum, conforms to the requirements of Exhibit C relating to end user support. Participant also agrees to provide HTML
---------
based user support through the browser. A minimum of 80% of user support should be located on the server.

    8.2 Upgrades. Participant will include Netscape in its alpha and beta programs for any Upgrades released during the term of this Agreement, and will provide Netscape with the production version of such Upgrades simultaneously with its earliest release of such Upgrades to other customers. Participant shall also provide Netscape during the term hereof with any error corrections, bug fixes and enhancements to the Co-branded Net2Phone Product (other than corrections, bug fixes and enhancements specifically for custom or specialized versions or projects) simultaneously with its earliest release of such error corrections, bug fixes or enhancements to other customers. Netscape will use reasonable and good faith efforts to incorporate any such Upgrade, error correction, bug fix or enhancement in an the applicable Integrated Offering or Distribution in a commercially reasonable period of time.

                                 CONFIDENTIAL

    8.3 Complete Listing. Participant will provide Netscape with a complete list of all files, libraries, etc. that are required for installation and use of Co-branded Net2Phone Product within five (5) days of Netscape's request.

    8.4 No Viruses. Participant will use commercially reasonable efforts to ensure that the Co-branded Net2Phone Product (i) does not contain any computer virus or (ii) will not otherwise introduce any harmful or destructive code into the end user's computer.

    8.5 Participant Collateral Material. Participant will provide Netscape the Participant Collateral Materials as specified in Exhibit A and such additional
                                                 ---------
or modified Participant Collateral Materials as Netscape may reasonably request from time to time for Netscape's use in accordance with this Agreement. If Netscape determines that any Participant Collateral Material, or any material that is located one click away from any Participant Collateral Materials, contains anything that Netscape reasonably deems likely to cause Netscape material harm, Netscape will inform Participant and may exclude Participant Collateral Materials from Netscape's website, marketing materials and products until corrected. Netscape reserves the right not to include in its website, marketing materials and products, any Participant Collateral Materials that do not substantially conform to the terms set forth in this Agreement.

    8.6 Netscape Now. Participant agrees during the Initial Bundle Period to promote Netscape Navigator as a "recommended browser" for using with Co-branded Net2Phone Products, and in a manner no less favorably than any other browser, whenever and wherever Participant promotes the use of any browser. Participant agrees to place the Netscape Now button(s) on Participant's web site located at URL www.net2phone.com in accordance with the then current Netscape Now guidelines provided by Netscape, and which are currently available at http://home.netscape.com/comprod/mirror/netscape/now/guidelines.html.
--------------------------------------------------------------------

    8.7 Payments. Participant agrees to make the payments set forth in Section
13.

    8.8 Marketing Promotions. Participant shall provide mutually agreed upon marketing promotions or product/service bundles for the Co-branded Net2Phone Product, including all localized versions.

9.  WARRANTIES AND INDEMNIFICATION

    9.1 Title. Participant warrants to the best of its knowledge that (i) it has the right to grant the licenses as set forth in this Agreement, (ii) such licenses do not infringe on any third parties' proprietary rights, (iii) it owns or possesses all rights to the Co-branded Net2Phone Product and to the Participant Collateral Materials necessary to grant the licenses hereunder, (iv) Netscape shall not be obligated to pay any fees or royalties for use of the Co-branded Net2Phone Product or the Participant Collateral Materials, and (v) there are no pending or threatened lawsuits concerning any aspect of the Co-branded Net2Phone Product or any Participant Collateral Materials that would have a materially adverse impact on Netscape and its ability to exercise the licenses granted hereunder. If Participant becomes aware of any pending or threatened lawsuit concerning any aspect of the Co-branded Net2Phone Product or the Participant Collateral Materials that, in its reasonable opinion, could likely have a materially

                                 CONFIDENTIAL

adverse impact on Netscape and its ability to exercise the licenses granted hereunder, Participant shall notify Netscape and provide Netscape with information reasonably related thereto.

    9.2 Export. Participant shall be responsible for obtaining any and all necessary approvals, registrations or certifications for the international sale or export of the Co-branded Net2Phone Product. Participant shall inform Netscape and keep Netscape apprised of the export approval status of the Co-branded Net2Phone Product and must promptly inform Netscape of any cryptographic technologies used or embedded within the Co-branded Net2Phone Product, and of any associated international restrictions. Notwithstanding the foregoing, both parties shall adhere to all applicable laws, regulations and rules relating to the export of technical data and shall not export or re-export any technical data, any products received from the other party or the direct product of such technical data to any proscribed country listed in such applicable laws, regulations and rules unless properly authorized.

    9.3 Non-Infringement. Without limiting Netscape's rights under Section 9.8, should the Co-branded Net2Phone Product become, or in Participant's opinion be likely to become, the subject of any infringement claim or suit, Participant shall, at its option: (i) procure for Netscape the right to continue distributing the Co-branded Net2Phone Product, as well as the right for Netscape and its customers to continue use of the Co-branded Net2Phone Product, while maintaining substantially similar functionality, (ii) modify the Co-branded Net2Phone Product such that it no longer infringes the proprietary rights of any third party, while maintaining substantially similar functionality, look and feel of the Co-branded Net2Phone Products, or (iii) if (i) and (ii) are not commercially practicable and Participant determines in good faith (and is confirmed by an opinion of its counsel, if reasonably requested by Netscape) that continued distribution by Netscape (and its other similarly situated distributors) will likely increase the likelihood of liability to Participant and Participant ceases distribution of Co-branded Net2Phone Product by its other similarly situated distributors, Participant may terminate this Agreement.

    9.4 Performance. Participant warrants that (i) for a period of 90 days from the applicable delivery date that the media on which the Co-branded Net2Phone Product is delivered will be free of defects in material and workmanship, (ii) the Co-branded Net2Phone Product will function substantially in accordance with the specifications for the Co-branded Net2Phone Product in applicable documentation, and (iii) the Co-branded Net2Phone Product documentation shall be accurate in all material respects. In the case of a breach of the warranties in this Section 9.4, Participant shall use commercially reasonable efforts to repair or replace non-conforming, unsuitable or inaccurate Co-branded Net2Phone Product software or documentation within a reasonable period of time of notice of such condition.

    9.5 Year 2000. Participant warrants that the Co-branded Net2Phone Product is Year 2000 Compliant. "Year 2000 Compliant" shall mean the Co-branded Net2Phone Product complies with the following:

        (a)  General Integrity: No value for the current date will interrupt
             -----------------
normal operation: the Co-branded Net2Phone Product returns the correct date accurate to century in response to a request for current date, the Co-branded Net2Phone Product correctly provides date output and performs calculations on dates or portions of dates, and the Co-branded Net2Phone Product is not adversely affected by any value returned;

                                 CONFIDENTIAL

        (b)  Date Integrity: Correct results are returned in the operation of
             --------------
all legal, arithmetic, logical and calendar operations of dates that span century marks;

        (c)  Explicit Century: The Co-branded Net2Phone Product's internal
             ----------------
date storage format explicitly includes the century and reporting formats allow date representations in four digit format;

        (d)  Implicit Century: On encountering data that does not include the
             ----------------
century either from transaction input or from an external data source, the century value is unambiguously inferred by the Co-branded Net2Phone Product.

     In the case of a breach of the warranty described in this Section 9.5, Participant shall use commercially reasonable efforts to modify the Co-branded Net2Phone Product such that the Co-branded Net2Phone Product is Year 2000 Compliant. Netscape may suspend the distribution of Co-branded Net2Phone Product if Participant is in breach of the warranty in this Section 9.5 in accordance with the procedures set forth in Section 3.5 of this Agreement..

    9.6 General Warranty. Each party represents and warrants to the other party that: (i) it has the full corporate right, power and authority to enter into this Agreement, and to perform the acts required of it hereunder; and (ii) the execution of this Agreement by it, and the performance by it of its obligations and duties hereunder, do not and shall not violate any agreement to which it is a party or by which it is otherwise bound.

    9.7 Disclaimer. THE WARRANTIES PROVIDED BY EACH PARTY HEREIN ARE EXCLUSIVE AND THE ONLY WARRANTIES PROVIDED BY EACH PARTY WITH RESPECT TO THE PARTICIPANT'S PRODUCTS AND SERVICES AND THIS AGREEMENT. SUCH WARRANTIES ARE IN LIEU OF, AND BOTH PARTIES AND THEIR SUPPLIERS DISCLAIM ALL OTHER WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, SATISFACTORY QUALITY OR, EXCEPT AS EXPRESSLY PROVIDED HEREIN, NONINFRINGEMENT.

    9.8 Participant Indemnity. Participant agrees to defend any action or claim brought against Netscape to the extent that such action or claim is based upon, third party claims alleging (i) Participant does not have the right to grant the licenses as set forth in this Agreement, such licenses do infringe on any third parties' proprietary rights, Participant does not own or possess all rights to the Co-branded Net2Phone Product and to the Participant Collateral Materials and to the portions of the Co-branded Service provided by Participant necessary to grant the licenses and rights hereunder, and/or Netscape shall be obligated to pay fees or royalties for use of the Co-branded Net2Phone Product or the Participant Collateral Materials or the portions of the Co-branded Service provided by Participant, and/or (ii) that Netscape's exercise of its rights to the Co-branded Net2Phone Product and/or Participant Collateral Materials and/or portions of the Co-branded Service provided by Participant granted by Participant hereunder infringes any trademark patent, copyright, trade secret or other proprietary right of any third party (in each such case, a "Netscape Claim"). Participant will pay any costs, damages and expenses (including settlement costs and reasonable attorneys' fees) attributable to such Netscape Claim that are awarded in a final judgment against Netscape, provided that Netscape (i) promptly notifies

                                 CONFIDENTIAL

Participant in writing of any such claim and grants Participant sole control of the defense and all related settlement negotiations, and (ii) cooperates with Participant, at Participant's expense, in defending or settling such claim; provided that if any settlement results in any ongoing liability to, or prejudices or detrimentally impacts Netscape, and such obligation, liability, prejudice or impact can reasonably be expected to be material, then such settlement shall require Netscape's written consent. In connection with any such claim, Netscape may have its own counsel in attendance at all public interactions and substantive negotiations at its own cost and expense.

     Exclusions. Notwithstanding the above, Participant will have no liability for any Netscape Claim to the extent (i) it relates to any Products, any portions of the Netscape Software Bundle or Integrated Offering or the Co-branded Service that are not provided to Netscape by Participant or any other product or service not provided, in whole or in part, by Participant or (ii) it results from (a) modifications to the Co-branded Net2Phone Product or Participant Collateral Materials or portions of the Co-branded Service provided by Participant made other than by Participant or at Participant's direction or without Participant's approval; (b) failure of Netscape to use updated or modified versions of the Co-branded Net2Phone Product or Participant Collateral Materials when such versions have been timely supplied to Netscape by Participant to be included in the next relevant Netscape Software Bundle, or portions of the Co-branded Service; (c) the use of the Net2Phone Product or Participant Collateral Materials or portions of the Co-branded Service provided by Participant in combination with software or hardware not provided by Participant if such infringement would have been avoided but for such combination.

     9.9 Netscape Indemnity to Participant. Netscape agrees to defend any action or claim brought against Participant to the extent that such action or claim is based upon third party claims alleging that any portion of the Co-branded Service provided by Netscape or any portion of the Netscape Software Bundle or Integrated Offering provided by Netscape infringes any trademark, patent, copyright or trade secret or other proprietary right of any third party (in each such case a "Participant Claim"). Netscape will pay any costs, damages and expenses (including settlement costs and reasonable attorneys' fees) attributable to such Participant Claim that are awarded in a final judgment against Participant, provided that Participant (i) promptly notifies Netscape in writing of any such claim and grants Netscape sole control of the defense and all related settlement negotiations, and (ii) cooperates with Netscape, at Netscape's expense, in defending or settling such claim; provided that if any settlement results in any ongoing liability to, or prejudices or detrimentally impacts Participant, and such obligation, liability, prejudice or impact can reasonably be expected to be material, then such settlement shall require Participant's written consent. In connection with any such claim, Participant may have its own counsel in attendance at all public interactions and substantive negotiations at its own cost and expense.

     Exclusions. Notwithstanding the above, Netscape will have no liability for any Participant Claim to the extent (i) it relates to the Net2Phone Product, any portions of the Netscape Software Bundle or Integrated Offering or the Co-branded Net2Phone Product or the Co-branded Service that are not provided by Netscape, or any other product or service not provided, in whole or in part, by Netscape or (ii) it results from (a) modifications to the portions of the Netscape Software Bundle or Integrated Offering or Co-branded Net2Phone Product or Co-branded Service provided by Netscape made other than by Netscape or at Netscape's direction or without Netscape's approval; (b) failure of Participant to use updated or modified versions of the portions of the Co-branded Service or Co-branded Net2Phone Product provided

                                 CONFIDENTIAL

by Netscape to Participant provided that Netscape supplies such version to Participant in a timely manner; (c) the use of the portions of the Co-branded Service or Co-branded Net2Phone Product provided by Netscape in combination with software or hardware not provided by Netscape if such infringement would have been avoided but for such combination.

10.  LIMITATION OF LIABILITY.

     EXCEPT FOR PARTICIPANT'S OBLIGATIONS AND LIABILITY UNDER SECTION 9.8 AND 12 AND NETSCAPE'S OBLIGATIONS AND LIABILITY UNDER SECTIONS 9.9 AND 12, IN NO EVENT WILL EITHER PARTY OR THEIR SUPPLIERS BE LIABLE FOR ANY LOST PROFITS OR ANY FORM OF INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY CHARACTER FROM ANY CAUSES OF ACTION OF ANY KIND WITH RESPECT TO THIS AGREEMENT OR THE PARTICIPANT'S PRODUCTS OR SERVICES LICENSED HEREUNDER, WHETHER ARISING IN TORT (INCLUDING NEGLIGENCE), CONTRACT, OR OTHERWISE, EVEN IF IT HAS BEEN INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES. WITHOUT LIMITING THE FOREGOING, EXCEPT FOR PARTICIPANT'S OBLIGATIONS AND LIABILITIES UNDER SECTIONS 9.8 AND 12 AND NETSCAPE'S OBLIGATIONS AND LIABILITIES UNDER SECTIONS 9.9 AND 12, IN NO EVENT SHALL EITHER PARTY'S AGGREGATE LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT EXCEED THE GREATER OF (i) THE SUM OF THE PAYMENTS MADE BY PARTICIPANT TO NETSCAPE UNDER THIS AGREEMENT DURING THE 6 MONTH PERIOD PRIOR TO THE CLAIM GIVING RISE TO SUCH LIABILITY OR (ii) TWO HUNDRED AND FIFTY THOUSAND DOLLARS (US$250,000).

11.  TERMINATION

    11.1 Term after Initial Bundling Period. The term of this Agreement shall continue up until the end of the Initial Bundling period, unless terminated earlier as set forth herein. This Agreement shall automatically terminate upon the end of the Initial Bundling Period unless the parties agree in writing to extend or renew the term of this Agreement. Notwithstanding the foregoing, Netscape agrees to use commercially reasonable efforts to negotiate in good faith with Participant mutually satisfactory terms for an additional one (1) year period. Participant shall provide Netscape with ninety (90) days prior notice of its desire to renew for a third year.

    11.2 Termination for Cause. Either party shall have the right to terminate this Agreement upon a material default by the other party of any of its material obligations under this Agreement, in accordance with the following procedures:
(i) the party claiming breach shall provide the breaching party with written notice setting forth in reasonable detail the material default; (ii) upon receipt of such notice, the breaching party shall have thirty (30) days to either remedy such default or provide the other party with a written plan to remedy such default in no more than sixty (60) days from the date such plan is provided to the other party; and (iii) upon the failure of the breaching party to cure such default within the thirty (30) or sixty (60) day period, as applicable, the party claiming breach may terminate this Agreement effective immediately upon written notice thereof.

                                 CONFIDENTIAL

    11.3 Termination. Either Party shall have the right to terminate this Agreement upon written notice to the other party in the event either party is dissolved and no successor assumes such dissolved party's obligations under this Agreement. In the event a governmental authority with applicable jurisdiction determines that the calling service provided under the Co-branded Net2Phone Product is contrary to existing laws, rules or regulations, Participant may terminate this Agreement upon written notice to Netscape.

    11.4 Rights Upon Termination. Upon termination of this Agreement, Netscape shall have the right at its option, to continue producing versions of the Integrated Offering(s) including the Co-branded Net2Phone Product for the longer ("End Date") of (i) Netscape's production of the next major commercial release (indicated by a change in version number to the left of the decimal point of an Integrated Offering(s)) of the Integrated Offering(s), or (ii) twelve (12) months from date of expiration or termination. Following any termination or expiration of this Agreement, Netscape and its distribution channels shall be entitled to continue to exercise the rights granted hereunder indefinitely with respect to any version(s) of the Integrated Offerings already released prior to the End Date and with respect to any versions of Co-branded Net2Phone Product offered through the SmartUpdate Program. Upon termination for cause of this Agreement by Participant or in the event that Netscape is dissolved and no successor assumes Netscape's obligations under this Agreement, Participant shall not be obligated to make any additional payments to Netscape as provided for in
Section 13, however, Participant shall be obligated to pay any amounts due and payable prior to such termination for cause.

11.5 Survival after Termination.

    11.5.1 Sublicenses. All sublicenses to the Co-branded Net2Phone Product which are properly granted shall survive any termination or expiration of this Agreement.

    11.5.2 Provisions of Agreement. The provisions of Sections 6, 7.5, 8.1, 9.8, 9.9, 10,11.4, 11.5, 12, 13 and 14 will survive any termination or expiration of this Agreement; provided that the survival of Section 8.1 will not exceed twelve
(12) months following the termination or expiration of this Agreement. Provisions of other Sections which, by their nature, must remain in effect beyond the termination or expiration of this Agreement shall also survive.

12.  CONFIDENTIALITY

    12.1 Confidential Information. Except as provided for Exhibit H, each party
                                                          ---------
(the "Receiving Party") understands that the other party (the "Disclosing Party") has disclosed or may disclose information of a confidential nature including, without limitation, computer programs, code, algorithms, names and expertise of employees and consultants, know-how, formulas, processes, ideas, inventions (whether patentable or not), schematics and other technical, business, financial and product development plans, forecasts, strategies and information ("Proprietary Information"). All Proprietary Information disclosed in tangible form by the Disclosing Party shall be marked "confidential" or "proprietary" and all Proprietary Information disclosed orally or otherwise in intangible form by the Disclosing Party shall be designated as confidential or proprietary at the time of disclosure.

                                 CONFIDENTIAL

    12.2 Disclosure and Use. The Receiving Party agrees (i) to hold the Disclosing Party's Proprietary Information in confidence and to take all necessary precautions to protect such Proprietary Information (including, without limitation, all precautions the Receiving Party employs with respect to its own confidential materials), (ii) not to divulge any such Proprietary Information or any information derived therefrom to any third person, except independent contractors under an obligation of confidentiality and with a need to know for purposes authorized under this Agreement, (iii) not to make any use whatsoever at any time of such Proprietary Information except as authorized under this Agreement, and (iv) not to remove or export any such Proprietary Information from the country of the Receiving Party except as may be allowed by applicable export laws. The Receiving Party shall limit the use of and access to the Disclosing Party's Proprietary Information to the Receiving Party's employees, attorneys and independent contractors under an obligation of confidentiality and restricted use who need to know such Proprietary Information for the purposes authorized under this Agreement. The Receiving Party shall treat the Proprietary Information with at least the same degree of care and protection as it would use with respect to its own proprietary information. The foregoing obligations shall survive for a period of three (3) years from the date of disclosure of the Proprietary Information. Without granting any right or license, the Disclosing Party agrees that the foregoing shall not apply with respect to information that the Receiving Party can establish (i) is in the public domain and is available at the time of disclosure or which thereafter enters the public domain and is available, through no improper action or inaction by the Receiving Party or any affiliate, agent or employee, or (ii) was in its possession or known by it prior to receipt from the Disclosing Party, or
(iii) was rightfully disclosed to it by another person without restriction, or
(iv) is independently developed by the Receiving Party without access to such Proprietary Information, or (v) is required to be disclosed pursuant to any statutory or regulatory authority, provided the Disclosing Party is given prompt notice of such requirement and the scope of such disclosure is limited to the extent possible, or (vi) is required to be disclosed by a court order, provided the Disclosing Party is given prompt notice of such order and provided the opportunity to contest it.

    12.3 Independent Development. The terms of confidentiality under this Agreement shall not be construed to limit either party's right to independently develop or acquire products without use of the other party's Proprietary Information. Further, Proprietary Information as defined in Section 10.1 above shall not include the Residuals resulting from access to such Proprietary Information. The term "Residuals" means information in intangible form which may be retained in the unaided memories of Receiving Party's employees or independent contractors who have had access to the information. An employee's or contractor's memory will be considered to be unaided if the employee has not intentionally memorized the Proprietary Information for the purpose of retaining and subsequently using or disclosing it. Neither party shall have any obligation to limit or restrict the assignment of such persons or to pay royalties for any work resulting from the use of Residuals. However, the foregoing shall not be deemed to grant to either party a license under the other party's copyrights or patents.

    12.4 Return of Proprietary Information. Upon any termination or expiration of this Agreement each party upon the reasonable request of the disclosing party, will destroy, or return to the other party, all tangible copies of the other party's Proprietary Information.

                                 CONFIDENTIAL

    12.5 Confidentiality of Agreement. Each party agrees that the terms of this Agreement shall be deemed Proprietary Information of the other party, provided that in addition to the permitted disclosures under section 10.2, either party may disclose the terms of this Agreement (i) if required to do so by law or generally accepted accounting principles, (ii) as required to assert its rights hereunder, and (iii) to its own directors, employees, attorneys, accountants, and other advisors on a "need to know" basis and under an obligation of confidentiality no less stringent than set forth herein. Each party agrees that the Disclosing Party will be given prompt notice of any disclosure made pursuant to clause (i) or (ii) above, and that any such disclosure shall be limited to the extent possible. In addition, either party may disclose the terms of this Agreement or matters relating thereto to its Affiliates.

    12.6 Use of End-User Information. Any information provided to Participant by Netscape, or collected by Participant (other than information obtained by Participant independently from end users who provide their information directly to Participant and not from a Netscape web site) from Netcenter members or Inbox Direct subscribers, shall be subject to Netcenter's privacy policy and terms of use, as in effect from time to time, the current version of which is located at http://www.netscape.com/netcenter/privacy.html.
----------------------------------------------

13.  PAYMENT.

    13.1 Percentage of Net Revenues from Participant Service. During the Initial Bundling Period, (i) Participant shall pay Netscape **** of the Net Revenue, as defined below, attributable to the initial purchase of the calling service provided through the Co-branded Net2Phone Product/Co-branded Service by first time users of the Co-branded Net2Phone Product/Co-branded Service, and (ii) Participant shall pay Netscape **** of the Net Revenue attributable to recharge fees for the calling service provided through the Co-branded Net2Phone Product/Co-branded Service generated by users throughout the Initial Bundling Period who first registered during the Initial Bundling Period ("Initial Users"). For a period of two (2) years after the Initial Bundling Period, Participant shall pay Netscape **** of the Net Revenue attributable to recharge fees for the calling service provided through the Co-branded Net2Phone Product/ Co-branded Service generated by Initial Users throughout such two (2) year period. During the Initial Bundling Period and for a period of six (6) months thereafter, Participant shall pay Netscape **** of Net Revenue attributable to amounts paid by Initial Users for Participant products and services other than the Co-branded Net2Phone Product. "Net Revenue" shall mean gross revenues that have been invoiced and received by Participant and are attributable to accounts registered through the Co-branded Net2Phone Product and Co-branded Service net of any taxes, surcharges, refunds, charge-backs and fraudulent usage.

    13.2 Advertising Revenue Share. All revenue realized according to section 4.3 (b) shall be shared **** between the parties.

    13.3 Reports. For purposes of tracking payments hereunder, Participant agrees to provide to Netscape the following data within forty-five (45) days after the end of each calendar quarter: the quantities of users who registered for the Co-branded Net2Phone Product in that quarter and made an initial purchase; the Net Revenue from sales made broken down by category as provided in
Section 13.1 (i.e. initial purchases, recharge fees and upsells) ; advertising revenue generated from pages linked to the Co-branded Net2Phone Product, number of downloads from

[****] REPRESENTS MATERIAL, WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE COMMISSION, PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

                                 CONFIDENTIAL

Participant's servers, and such other information as Netscape shall reasonably request that Participant can reasonably provide. With such report, Participant shall also report the fees for the quarter that accrued hereunder and provide payment to Netscape of any fees then due.

    13.4 Records and Audit Rights. Participant shall maintain accurate records relating to the tracking of Co-branded Net2Phone Product Upgrade Sales and names generated from distribution of Co-branded Net2Phone Product by Netscape hereunder, sufficient to track and verify the fees payable to Netscape hereunder. Netscape may through an independent nationally recognized CPA conduct up to one audit of Participant per year to verify compliance with this Agreement upon at least twenty (20) business days prior notice, which audit shall be conducted at Netscape's expense, unless the results establish that inaccuracies have resulted in underpayment to Netscape of more than five percent (5%) of the amount actually due, in which case Participant shall pay all amounts due and bear the expense of the audit. The information obtained during any audit of Participant shall, subject to the terms of Section 10, be Proprietary Information of Participant and shall not be disclosed by Netscape except as may be reasonably necessary in order to enforce this Agreement.

    13.5 Payments. All amounts payable to Netscape are nonrefundable, are stated and to be paid in U.S. Dollars and must be paid in accordance with the terms set forth herein. All payments shall be made by wire transfer or check.

    13.6 Taxes. All payment amounts in this Agreement are in US dollars and are exclusive of any applicable taxes and shall be made free and clear of, without reduction for, (and Participant shall be responsible for and shall indemnify Netscape against) any applicable U.S. and foreign, state and local taxes, value added or sales taxes, withholding taxes, duties or levies and assessments, howsoever designated or computed, pertaining to the payments under this Agreement (excluding taxes based upon the net income of Netscape). Participant shall promptly furnish Netscape with tax receipts evidencing the payment of any taxes referred to in the preceding sentence. Netscape and Participant shall cooperate with each other in minimizing any applicable tax and in obtaining any exemption from or reduced rate of tax available under any applicable law or tax treaty.

14.  GENERAL

    14.1 Governing Law. This Agreement shall be subject to and governed in all respects by the statutes and laws of the State of Delaware without regard to the conflicts of laws principles thereof. In the event Participant brings suit against Netscape, the Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California shall have exclusive jurisdiction and venue over all controversies in connection herewith, and each party hereby consents to such exclusive and personal jurisdiction and venue. In the event Netscape brings suit against Participant, an appropriate Superior Court and/or United States District Court for either the State of New Jersey or the State of New York shall have exclusive jurisdiction and venue over all controversies in connection herewith, and each party hereby consents to such exclusive and personal jurisdiction and venue.

    14.2 Entire Agreement. This Agreement, including the exhibits and attachments referenced on the signature page hereto, constitutes the entire Agreement and understanding

                                 CONFIDENTIAL

between the parties and integrates all prior discussions between them related to its subject matter. No modification of any of the terms of this Agreement shall be valid unless in writing and signed by an authorized representative of each party.

    14.3 Assignment. Except as set forth below, neither party may assign any of its rights or (except in the normal course of its business) delegate any of its duties under this Agreement, or otherwise assign or transfer this Agreement without the prior written consent of the other party. Either party may assign this Agreement in connection with any merger, acquisition, reorganization, sale of substantially all the assets or stock of that party or any similar event ("Change of Control Event") without the prior written consent of the other party. In the event of a Change of Control Event in which Netscape is not to be a surviving entity, Netscape will use commercially reasonable efforts to ensure this Agreement is assigned to the successor entity. Netscape shall have the right to terminate this Agreement upon thirty (30) days prior written notice if Participant assigns or transfers this Agreement as permitted to a direct competitor of Netscape in the web client or web portal business without Netscape's consent. Any attempted assignment, delegation or transfer in derogation of the foregoing shall be null and void. This Agreement shall apply to and bind any permitted successors or assigns of the parties hereto and any reference to the applicable parties herein shall refer to the applicable successors or assigns.

        14.4 Notices. All notices required or permitted hereunder shall be given in writing addressed to the respective parties as set forth below and shall either be (i) personally delivered, (ii) transmitted by postage prepaid certified mail, return receipt requested, or (iii) transmitted by nationally-recognized private express courier, and shall be deemed to have been given on the date of receipt if delivered personally, or two (2) days after deposit in mail or express courier. Either party may change its address for purposes hereof by written notice to the other in accordance with the provisions of this Subsection. The addresses for the parties are as follows:

Participant:                             Netscape:
---------------------------------------  --------------------------------------

Net2Phone, Inc.                          Netscape Communications Corporation
171 Main Street                          501 East Middlefield Road
Hackensack, NJ 07601                     Mountain View, CA 94043
Fax: 201-928-2970                        Fax: (415) 528-4123
Attn: General Counsel                    Attn: General Counsel

With a copy to:                          With a copy to:
---------------------------------------  --------------------------------------

Jonathan Reich                           Eric Alexander
Senior VP of Marketing and Business      Senior Business Development Manager
 Development

    14.5 Force Majeure. Neither party will be responsible for any failure to perform its obligations under this Agreement due to causes beyond its reasonable control, including but not limited to acts of God, war, riot, embargoes, acts of civil or military authorities, fire, floods, or accidents.

                                 CONFIDENTIAL

    14.6 Waiver. The waiver, express or implied, by either party of any breach of this Agreement by the other party will not waive any subsequent breach by such party of the same or a different kind.

    14.7 Headings. The headings to the Sections and Subsections of this Agreement are included merely for convenience of reference and shall not affect the meaning of the language included therein.

    14.8 Independent Contractors. The parties acknowledge and agree that they are dealing with each other hereunder as independent contractors. Nothing contained in this Agreement shall be interpreted as constituting either party the joint venturer, employee or partner of the other party or as conferring upon either party the power of authority to bind the other party in any transaction with third parties.

    14.9 Severability. In the event any provision of this Agreement is held by a court or other tribunal of competent jurisdiction to be unenforceable, the other provisions of this Agreement will remain in full force and effect.

    14.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto shall be deemed to be an original. Notwithstanding the foregoing, the parties shall deliver original execution copies of this Agreement to one another as soon as practicable following execution thereof.

                                 CONFIDENTIAL

    14.11 Publicity. The parties agree to issue a mutually agreeable joint press release announcing their relationship and the purpose of this Agreement Such initial press release will include quotes from both Marc Andreessen endorsing the Net2Phone technology and Jim Barksdale endorsing the strategic partnership between Net2Phone and Netscape and the potential of the business opportunity. The parties shall cooperate with each other with respect to the timing and content of the joint press release, and with respect to any other press releases either may issue that directly relate to this Agreement or the relationship hereunder (neither party shall issue a press release on its own relating to this Agreement or the relationship hereunder prior to the joint press release). Except as the parties otherwise agree, no press release from either party shall contain any information regarding the financial or compensatory provisions of this Agreement. Further, any press release shall comply with the provisions of Section 10.

                                 CONFIDENTIAL


PARTICIPANT                                                         NETSCAPE
NET2PHONE, INC.                                NETSCAPE COMMUNICATIONS CORPORATION

By:  /s/ Jonathan Reich                        By:  /s/ Noreen G. Bergin
   ---------------------------------------         ----------------------------------
Print Name:  JONATHAN REICH                    Print Name:  Noreen G. Bergin
Title:  Senior Vice President Marketing &      Title:  Senior Vice President, Finance &
        Bus. Dev.                                      Corporate Controller
Date:   January 31, 1999                        Date:  01/31/99
   ---------------------------------------         ----------------------------------
                                                                  REVIEWED BY
                                                                 NETSCAPE LEGAL

                                                             Initial     AM 1/31/99